Exhibit 99

Bassett Furniture Industries, Inc.	Barry C. Safrit, V.P., CFO
P.O. Box 626	(276) 629-6757 – Investors
Bassett, VA 24055	(276) 629-6332 – Fax

Jay S. Moore, Dir. of Communications
For Immediate Release	(276) 629-6450 – Media
(276) 629-6418 – Fax

Bassett Furniture News Release

Bassett Announces Restatement of Financial Statements

(Bassett, VA) – December 21, 2006 – Bassett Furniture Industries, Inc. (NASDAQ: BSET) announced today that as part of its Annual Report on Form 10-K for the year ended November 25, 2006 to be filed by February 8, 2007, the Company will restate its financial statements as of and for the year ended November 26, 2005. The Company believes the overall effects of these restatements will be to increase its 2005 previously reported earnings and to a lesser extent reduce its 2006 previously reported earnings. The Company will also provide amended quarterly financial information for 2005 and 2006 in the 2006 Annual Report. The Company’s 2005 Annual Report on Form 10-K has been reviewed by the Staff of the Securities and Exchange Commission (SEC) as part of its normal review process. The Staff recommended changes to the Company’s accounting treatment associated with its acquisitions of three retail licensee operations in fiscal 2005 and its classification of certain notes receivable activity in the statement of cash flows. Upon further review, the Company has concurred with the accounting treatment recommended by the Staff.

In connection with the Company’s acquisitions of the three retail licensee operations in 2005, the Company recognized pre-tax charges of $4.2 million to (1) eliminate the gross profit on inventories previously sold to the licensees by Bassett and subsequently acquired in the acquisitions and (2) reduce goodwill associated with the acquisitions to a value the Company believed was appropriate. Upon further review, the Company has concluded that no charges should have been recognized with the acquisitions. Accordingly, the inventories should have been stated at their estimated selling prices less cost of disposal as provided in the Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards No. 141, “Business Combinations” and the full amount of the goodwill should have been recorded on the balance sheet and allocated among the Company’s respective reporting units. These changes will result in increases in pre-tax income of $2.5 million in the second quarter and $1.7 million in the third quarter of 2005 and corresponding increases in previously reported goodwill and inventory amounts. The third quarter of 2005 and all quarters subsequent to the three acquisitions will in turn include slight increases to cost of sales and lower pre-tax income amounts to reflect the additional costs of certain of the acquired inventories that have subsequently been sold. These retail inventories consist of a mix of floor samples, store accessories, inventory committed for delivery and other inventories held for resale. The adjusted goodwill balances will be evaluated for impairment as part of the Company’s closing procedures for the fourth quarter of 2006.

As stated above, the Company also will reduce its cash flows from operations by reclassifying net cash inflows of $0.8 million and $0.6 million from cash flows from operating activities to cash flows from investing activities for fiscal 2005 and 2004, respectively, related to certain notes receivable due from retail licensees.

The Staff has also commented on the Company’s accounting treatment of its disposition of its Weiman business in the second quarter of 2006 as to whether it should be treated as a discontinued operation per FASB Statement No. 144, “Accounting for the Impairment and Disposal of Long-Lived Assets”. Although the Company has not completed its analysis, there would be no effect to net income should the Company conclude that this disposition should be treated as a discontinued operation. However, the Company would be required to provide additional disaggregated information in the consolidated financial statements about the Weiman operations for each period presented.

The Company is in the process of completing its formal response to the SEC, which will include final restated amounts for the items discussed above. These restated amounts and additional disclosures will be subject to audit by Ernst & Young LLP, the Company’s independent registered public accountants, prior to the Company’s filing of the Annual Report on Form 10-K planned for the end of January 2007. The Company plans to release its fourth quarter and 2006 earnings including these restated amounts in its mid January 2007 earnings release.

Management has discussed the above issues with the Company’s Audit Committee. The Audit Committee has also discussed the above matters with Ernst & Young LLP. Management concluded on December 18, 2006 following a conference call with the SEC Staff that the restatements are appropriate. The Audit Committee has agreed with management’s conclusion relative to the restatements. Accordingly, the financial statements and all earnings press releases and similar communications issued by the Company for those periods should not be relied upon pending completion and filing of the 2006 Annual Report.

Bassett Furniture Industries, Inc. is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With more than 130 Bassett Furniture Direct Stores, Bassett has leveraged its strong brand name in furniture into a growing network of licensed stores that focus on providing consumers with a friendly and professional environment for buying furniture and accessories. While the Company continues to sell its products to other retailers, the most significant growth vehicle for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy encompasses affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. For more information, visit the Company’s website at www.bassettfurniture.com. [BSET-G]

Certain of the statements in the immediately preceding paragraphs, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” “aimed” or similar expressions, or those relating to or anticipating financial results for prior, current or future periods constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause those results to differ materially from those expressed in the forward looking statements: economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission, and the effects of national and global economic or other conditions and future events on the retail demand for home furnishings.